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                                                                     Exhibit 3.6



                           ARTICLES OF INCORPORATION
                                      OF
                         FISHER BUSINESS SYSTEMS, INC


                                      I.

     The name of the Corporation is: Fisher Business systems, Inc.

                                      II.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                     III.

     The Corporation shall have perpetual duration.

                                      IV.

     The Corporation is formed for the following purpose or purposes:

               To engage in the business of furnishing to any persons, firms, partnerships, corporations, clubs, associations and institutions services utilizing methods studies, systems analyses, computing and programming procedures, electronic data processing systems, the operation of computers and other business machines of every kind, nature and description, and in connection therewith, but not by way of limitation, services relating to tabulating, data processing key punching, bookkeeping, payroll, recording, reporting, billing, filing, indexing, mailing, circularizing, addressing, and all other business and office operations and procedures of every kind, nature and description; and to furnish, as principal agent, broker or otherwise, the services of skilled and unskilled personnel to perform such services.

               To act as consultants and to give advice and guidance to any persons, firms, partnerships, corporations clubs, associations and institutions in respect to methods studies, systems analyses, computing and programming procedures, electronic data processing systems, the operation of computers and other business machines, tabulating, data processing, key punching, bookkeeping, payroll, recording, reporting, billing, filing, indexing, mailing, circularizing, addressing and all other business and office operations and procedures of every kind, nature and description.

               To conduct investigations and researches, and prepare analyses of the business affairs of any person, firms, partnerships, corporations, clubs, associations and institutions and to print, publish, furnish and distribute statistical, factual, financial and comparative reports pertinent to such matters.

               To manage or administer as agent, as permitted by law, the departments, facilities, and operations of any persons, firms, partnerships, corporations, clubs, associations and institutions, carrying on any authorized business or activity, including, but not limited to, the receipt and disbursement of monies and other property, and all of the business and office operations and procedures described in the foregoing paragraphs of this Article.
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               To engage as brokers in the sale, lease and rental of electronic data processing systems computers or other business machines or equipment of every kind, nature and description or in the procurement of machine time on any such machines or equipment.

               To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

               To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchaser or otherwise acquire, and to own, use, hold, sell, convey, exchange, leaser mortgage, work, clear, improve, develop, divide, and otherwise handle, manager operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, bold, sell, convey, exchanger hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

               To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

                         (a) inventions, devices, formulae, processes and any improvements and modifications thereof;

                         (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto; and

                         (c)  franchises, licenses, grants and concessions.

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               In general, to carry on any other lawful business whatsoever, and to have, enjoy, and exercise all the rights, powers, and privileges which are now or which may hereafter be conferred upon corporations organized under the Georgia Business Corporation Code.

                                      V.

     The authorized capital stock of the Corporation shall be $10,000, which shall consist of 10,000 shares of $1.00 par value common stock.


                                      VI.

     The Corporation shall not commence business until it shall have received not less than Five Hundred Dollars ($500.00) in payment for the issuance of shares of stock.

                                     VII.

     The initial registered office of the Corporation is 2400 First Atlanta Tower, 2 Peachtree Street, N,W., Atlanta, Georgia 30383, located in Fulton County. The initial registered agent of the Corporation is William L. Meyer, whose written consent to such appointment is attached to these Articles of Incorporation.

                                     VIII.

     The number of directors constituting the initial Board of Directors shall be three (3) and the name and address of each member of the initial Board of Directors is:

                     NAMES                   ADDRESSES
                     -----                   ---------

                     Larry Fisher            380 Millbrook Trace
                                             Marietta, Georgia 30067

                     Mary Ann Fisher         380 Millbrook Trace
                                             Marietta, Georgia 30067

                     William G. Overcash     55 West Blackland Court
                                             Marietta, Georgia 30062

                                      IX.

     The name and address of the Incorporator of the Corporation is:

                     NAME                    ADDRESS
                     ----                    -------

                     Helen T. Ferraro        2400 First Atlanta Tower
                                             Atlanta, Georgia 30383

                                      X.

     None of the holders of the capital stock of the Corporation shall be entitled, as a matter of right by virtue of their holding of capital stock of the Corporation, to purchase, subscribe for or otherwise acquire: (i) any authorized and unissued shares of stock of the Corporation of any class; or (ii) any options or warrants to purchase, subscribe for or

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otherwise acquire any such authorized and unissued shares; or (iii) any shares, evidences of indebtedness or other securities, into or carrying options to purchase, subscribe for or otherwise acquire any such authorized and unissued shares.

                                      XI.

     The Board of Directors of the Corporation may, from time to timer and at its discretion, distribute a portion of the assets of the Corporation to its shareholders out of the capital surplus of the Corporation.


                                     XII.

     The Board of Directors of the Corporation may, from time to and at its discretion, cause the Corporation to purchase its own shares to the extent of unreserved and unrestricted capital surplus available for said purchase.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on November 15, 1982.


                                         /s/ Helen T. Ferraro
                                         --------------------
                                         Helen T. Ferraro,
                                         Incorporator

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